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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               COMMERCE ONE, INC.

                    (Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware)

         Robert M. Kimmitt and Robert M. Tarkoff each hereby certifies:

         (1) They are the President and Secretary, respectively, of Commerce One, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law");

         (2) The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of this corporation, originally filed on March 24, 1999 and amended and restated on July 17, 1999, is hereby amended to read as follows:

First: The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is Nine Hundred Ninety Million (990,000,000), consisting of Nine Hundred Fifty Million (950,000,000) shares of Common Stock, $0.0001 par value (the "Common Stock"), and Forty Million (40,000,000) shares of Preferred Stock, $0.0001 par value (the "Preferred Stock").

         (3) This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Sections 242 and 245 of the General Corporation Law.

         (4) This Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

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        IN WITNESS WHEREOF, the undersigned have executed this Certificate of
Amendment to the Amended and Restated Certificate of Incorporation on this 17TH day of June, 2000.
----

                                                 /S/ ROBERT M. KIMMITT
                                                 ----------------------
                                                 Robert M. Kimmitt
                                                 President

/S/ ROBERT M. TARKOFF
---------------------
Robert M. Tarkoff
Secretary


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